UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Securities Exchange Act of 1934 (Amendment No.  )

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JPMorgan Chase & Co.

2024 Proxy Supplement

April 2024

Executive Summary

A	**Executive Compensation**	• We recommend voting **FOR** management proposals on executive compensation and the amended and restated long-term incentive plan • We recommend voting **AGAINST** the excessive golden parachute shareholder proposal because the key terms of the proposal are not compatible with the Firm's compensation program. The Firm does not provide golden parachute agreements and there are no employment agreements
B	**Board Composition & Executive Succession Planning**	• We recommend voting **FOR** all Board Director nominees • We recommend voting **AGAINST** the Independent Chair shareholder proposal because the Board believes its discretion is critical to fulfilling its fiduciary duties and that its general policy on separating the Chair and CEO roles upon the next CEO transition best serves the Firm and its shareholders ◦ The Firm's continued strong financial performance and meaningful progress on key initiatives demonstrates that the current structure has worked over the long term and the proponent has provided no contrary empirical evidence to support their preferred structure
C	**Human Rights**	• We recommend voting **AGAINST** the Indigenous Peoples' rights indicators shareholder proposal because the proponent has failed to provide any credible evidence of the ineffectiveness of our risk-based approach to environmental & social ("E&S") issues • We recommend voting **AGAINST** the report on due diligence in conflict-affected and high-risk area ("CAHRA") shareholder proposal because the proponent has not evidenced the need for or potential benefit of the requested report • We have firmwide policies and standards related to human rights already in place, including an escalation and due diligence process conducted by E&S subject matter experts
D	**Other Proposals**	• We recommend voting **FOR** the ratification of the auditor as the Firm's independent registered public accounting firm • We recommend voting **AGAINST** all other shareholder proposals as they do not explain how they advance the long-term financial interests of the Firm's shareholders ◦ Some proposals suggest a solution without identifying a problem and some provide no empirical evidence of financial effectiveness

We execute a robust, ongoing shareholder engagement program to gather valuable feedback to share with senior management and our Board

Ongoing discussions with shareholders to consider their perspectives on our practices

- In 2023, we solicited feedback through approximately 200 engagements with 120 shareholders that represented 50% of the Firm's outstanding common stock
- Our engagements with shareholders focused on Board and management succession planning, executive compensation, technology, including artificial intelligence, and cybersecurity
- We also discussed the Firm's sustainability efforts, including its climate strategy, in addition to a variety of discussions on the Firm's strategy and its financial and operating performance

ENGAGEMENT METRICS (% CUMULATIVE COMMON SHARES OUTSTANDING)

Institutional investors[1] in shareholder base | Outreach to shareholders[2] | Engagement with shareholders[2] | Lead Independent Director participation in engagements[2]


~74%
~67%
~50%
~25%

For additional information and endnotes, please see slide 18

We recommend shareholders vote FOR management proposals and AGAINST shareholder proposals at the 2024 Annual Meeting

Proposal number	Proposal title	Management recommendation	Reason
1	Election of directors	FOR	The Board nominees possess the skills, experience, personal attributes and tenure needed to guide the Firm's strategy, and to effectively oversee the Firm's risk management and internal control frameworks, and management's execution of its responsibilities
2	Advisory resolution to approve executive compensation	FOR	For 2023 pay decisions, the Compensation & Management Development ("CMDC") recognized the Firm's continued focus on serving our clients and customers around the world amid ongoing, growing geopolitical tensions, economic uncertainty, elevated inflation and higher rates, while investing in and executing on long-term strategic initiatives
3	Approval of amended and restated long-term incentive plan effective May 21, 2024	FOR	We believe that voting in favor of the long-term incentive plan is important, as a well-designed equity program serves to strengthen the alignment of employees' long-term economic interests with those of shareholders while not causing unreasonable dilution to shareholders
4	Ratification of independent registered public accounting firm	FOR	The members of the Audit Committee and the Board believe that continued retention of the auditor as the Firm's independent external auditor is in the best interests of JPMorgan Chase and its shareholders
5	Independent board chairman	AGAINST	The proposal's requested policy is adverse to the interests of the Firm's shareholders because it restricts the Board's ability to use its experience, judgment, boardroom insight and ongoing shareholder feedback to make the best-informed decision on its leadership structure based on current facts and circumstances
6	Humanitarian risks due to climate change policies	AGAINST	We do not agree with the implied premise that progress on business-driven climate objectives hinders progress on sustainable development, or vice versa. The Firm's decisions are made based on facts, business principles and long-term shareholder value, not social or political agendas
7	Indigenous Peoples' rights indicators	AGAINST	The Proponent makes inaccurate assertions about the Firm's financing activities and cites subjective determinations by sources that are not necessarily aligned with or knowledgeable about our shareholders' long-term financial interests. The Firm has adopted and implemented appropriate policies and practices that address the concerns raised by the proponent
8	Proxy voting alignment	AGAINST	J.P. Morgan Asset Management Inc. ("JPMAM") makes its own independent investment and proxy voting decisions, which are not constrained or dictated by its membership in organizations. To do otherwise would be contrary to JPMAM's fiduciary duty to its clients
9	Report on due diligence in conflict-affected and high-risk areas	AGAINST	The proposal makes broad, unsubstantiated allegations that the Firm has operations and relationships that are implicated in violations of international humanitarian and human rights law, and cites a number of subjective, inaccurate and biased determinations by sources that are not necessarily aligned with shareholders' long-term financial interests. The Firm has adopted and implemented appropriate policies and practices that address the concerns raised by the proponent
10	Shareholder opportunity to vote on excessive golden parachutes	AGAINST	The Firm does not provide golden parachute agreements, including any accelerated cash/equity payments or special benefits upon a change in control. There are no employment agreements, and Named Executive Officers ("NEOs") are not entitled to special severance benefits
11	Report on respecting workforce civil liberties	AGAINST	There is no evidence of discrimination based on religion or political views. Producing the requested report would divert resources from the meaningful work the Firm is already doing to create a more diverse and inclusive business and would provide no additional information to shareholders

For 2023 pay decisions, the CMDC considered the Firm's record results, successful acquisition of First Republic Bank[1] and growth across our lines of business

*The Board of Directors recommends that shareholders vote **FOR** executive compensation (Proposal 2)*

Among other metrics, the CMDC considered that the Firm achieved managed revenue[2] of $162.4B, which was a record for the sixth consecutive year, as well as record net income of $49.6B and ROTCE[2] of 21%, which is among the highest of our peers

The Board approved the annual compensation for 2023 for Mr. James Dimon, CEO, in the amount of $36M (~4% increase YoY)

- The annual compensation for 2023 reflects Mr. Dimon's continued exemplary leadership of the Firm
- The Firm achieved record results and successfully navigated and supported its clients and customers through the regional bank turmoil and completed the acquisition of First Republic Bank[1]

JPMORGAN CHASE PRE-TAX INCOME[2]


Reported Pre-Tax Income ($B)
Managed Pre-Tax Income ($B)
Pre-Tax Income (ex. LLR) ($B)
$47.6
$51.0
$51.1
$53.3
$69.0
$44.9 $47.6
$35.8 $38.8
$59.6 $63.2
$46.2 $49.7
$61.6 $65.9
2019
2020
2021
2022
2023

Our relative CEO pay-for-performance alignment has been consistently strong and more efficient than our primary peers (as listed below)

3-YEAR AVERAGE ANNUAL CEO PAY AS A % OF PROFITS (2021-2023)[3]


JPMorgan Chase 0.08%
Bank of America 0.11%
Wells Fargo 0.14%
Citigroup 0.16%
Goldman Sachs 0.22%
Morgan Stanley 0.29%
American Express 0.40%

*The Firm's average percentage of net income paid to Mr. Dimon continues to rank among the lowest of our peers, demonstrating our **strong pay-for-performance alignment and a more efficient CEO pay-allocation ratio***

Updates to the Performance Share Unit ("PSU") Program

For the 2023 PSU awards granted in January 2024, the CMDC maintained the key structure of the design with select updates to address external factors and enhance the rigor of the PSU program:

- **PSU Peers**: Following the acquisition of Credit Suisse by UBS (both PSU peer companies) in 2023, the CMDC removed Credit Suisse from the peer group without replacement, resulting in 10 peer companies used to evaluate relative ROTCE performance for new and outstanding awards. Our current PSU Peers continue to reflect large financial services companies with at least 30% of JPMorgan Chase's revenue mix
- **PSU relative Payout Scale**: In conjunction with the removal of Credit Suisse, the CMDC approved an updated relative Payout Scale. Rank #11 payout is now 0% (compared to 40% previously) for new and outstanding awards
- **Common Equity Tier 1 ("CET1") capital ratio[4] hurdle**: Given increased capital requirements since the introduction of this risk-based hurdle in 2017, the CMDC approved increasing the hurdle by 50 basis points, from 7.5% to 8% for new awards

For additional information and endnotes, please see slide 18

The Firm experienced growth across all of our market-leading lines of business, achieved record financial results, and maintained a fortress balance sheet

	Strong Results Across all Lines of Business[1, 2] *(YoY % Change)*			*Leading Franchises*
Consumer & Community Banking ("CCB")	Revenue	$70.1B	↑ ~28%	#1 U.S. Retail Deposit Market Share[3]
	Pre-Tax Income ex. LLR	$30.0B	↑ ~44%	
	Net Income	$21.2B	↑ ~42%	
	Return on Equity	38%	↑ ~9% pts	
Corporate & Investment Bank ("CIB")	Revenue	$48.8B	~1%	#1 Total Markets and Global IB Fees[4, 5]
	Pre-Tax Income	$20.1B	~2%	
	Net Income	$14.1B	(~5%)	
	Return on Equity	13%	(~1% pts)	
Commercial Banking ("CB")	Revenue	$15.5B	↑ ~35%	#1 Multifamily Lender[6]
	Pre-Tax Income ex. LLR	$9.9B	↑ ~47%	
	Net Income	$6.1B	↑ ~46%	
	Return on Equity	20%	↑ ~4% pts	
Asset & Wealth Management ("AWM")	Revenue	$19.8B	↑ ~12%	#1 Total Client Asset Flows[7]
	Pre-Tax Income	$6.9B	↑ ~19%	
	Net Income	$5.2B	↑ ~20%	
	Return on Equity	31%	↑ ~6% pts	

For additional information and endnotes, please see slide 18

Our Long-Term Incentive Plan is designed to strengthen the alignment of employees' long-term economic interests with those of shareholders

*The Board of Directors recommends that shareholders vote **FOR** the Long-Term Incentive Plan (Proposal 3)*

2024 PLAN DETAILS

- We are seeking shareholder approval of our Amended and Restated JPMorgan Chase Long-Term Incentive Plan (the "2024 Plan") to renew the term of the 2021 Plan by four years to a term date of May 31, 2028 and authorize an additional ~38.2M shares, to bring the total number of authorized shares for awards to 81M, which is less than the total number of shares authorized under the 2021 plan by 4M shares
- The 2024 Plan will continue to incorporate our non-employee Director compensation program
- Our shareholders indicated a preference for more frequent requests for approval of a smaller quantity of shares, as opposed to larger quantities less frequently. As a result, the CMDC and the Board considered this feedback in determining the number of shares to request for authorization under the 2024 Plan
- Since 2020, the Firm's employees increased by nearly 55,000 as we continued to invest in our front office, operations and technology. As such, in the 2024 Plan, the total authorized shares per employee will decrease to approximately 261 shares from 333 shares, if approved

Features of the 2024 Plan

- The 2024 Plan maintains many of the governance practices and features of the 2021 Plan, including:
  - The exclusion of our stock option/stock appreciation rights recycling feature;
  - The inclusion of a one-year minimum vesting requirement for the 5% of shares that are exempt from the minimum three-year vesting;
  - The reduction of the maximum number of shares that can be granted as Incentive Stock Options from 20M to 7M; and
  - The standard of review for actions under the 2024 Plan

KEY DATA ABOUT OUR PRACTICES

We have historically demonstrated prudence in our use of shares for equity compensation and have maintained our annual share usage ("Burn Rate") and potential dilution levels under the Long-Term Incentive Plan in recent years. Furthermore, the Firm has demonstrated the value to shareholders of a disciplined compensation approach with one of the lowest compensation expense ratios amongst our primary financial services peers

HISTORICAL BURN RATE[1]


0.7%
0.6%
0.7%
0.8%
0.8%
2019
2020
2021
2022
2023

HISTORICAL TOTAL POTENTIAL DILUTION[2]


Including share repurchases
Excluding share repurchases
4.3%
4.0%
3.8%
3.5%
4.5%
4.0%
4.1%
3.6%
3.8%
3.2%
2019
2020
2021
2022
2023

HISTORICAL COMPENSATION EXPENSE RATIO[3]


2021
2022
2023
15% 14% 13%
32% 32% 29%
30% 32% 34%
35% 35% 37%
41% 38% 39%
45% 46% 43%
41% 43% 45%
American Express
JPMorgan Chase
Goldman Sachs
Citigroup
Bank of America
Wells Fargo
Morgan Stanley

For additional information and endnotes, please see slide 18

Proposal 10 is not compatible with the Firm's compensation program because the Firm does not provide employment or golden parachute agreements

*The Board of Directors recommends that shareholders vote **AGAINST** the Golden Parachute shareholder proposal (Proposal 10)*

The proposed policy is unnecessary and would provide no meaningful additional benefits to shareholders

1

No Employment or Golden Parachute Agreements

The Firm does not provide golden parachute agreements. There are no employment agreements and NEOs are not entitled to special severance benefits

The key terms of the proposal are not compatible with our Firm's compensation program for our NEOs

2

Including Equity is Not Market Practice

The inclusion of equity awards does not align with general market practices

Using the proponent's definition, a severance payout would include equity, which represents the majority of annual incentive compensation for all NEOs

3

Our Severance is Below 2.99x

All employees participate at the same level of severance that is capped at 52 weeks of salary or $400,000 for U.S.-based employees

The proposal would allow severance packages up to 2.99 times the sum of the executive's base salary plus target short-term bonus without shareholder approval

The Firm does not have target short-term bonuses but awards annual variable incentives in cash and equity

4

Goes Beyond Change in Control

The proposal defines golden parachute payments as that which is paid out or vests due to a senior executive's termination for any reason

This can be interpreted to mean that it should apply beyond a change in control event to payments awarded under any termination trigger, including in the event of retirement, employment termination or resignation

5

Misleading Peer Comparisons

The proponent notes this proposal received majority support at four other companies but fails to note that each of these companies have employment agreements that provide for additional severance benefits of the type that do not exist at the Firm

Shareholders have not raised specific feedback or concerns relating to the Firm's severance policies or practices

- Shareholders can voice their support or concerns on the Firm's executive compensation program through the annual Say-on-Pay vote and our Board has a demonstrable history of being responsive to shareholders' concerns
- In addition, the Firm's long-term incentive plan is approved by shareholders and governs the specified provisions in the equity award agreements on the treatment of unvested equity awards under certain termination events

Board nominees bring leadership experience, skills and diversity aligned with the Firm's business and strategy with a well-balanced mix of tenure

*The Board of Directors recommends that shareholders vote **FOR** our Board nominees (Proposal 1)*

Meet Our Board Nominees


Stephen Burke, 65
Tenure: 20
LID, CMDC, CGNC*


Linda Bammann, 68
Tenure: 11
RC, CMDC*


Todd Combs, 53
Tenure: 8
CGNC, CMDC*


Alicia Boler Davis, 55
Tenure: 2
RC


James Dimon, 68
Tenure: 20
Chairman


Alex Gorsky, 63
Tenure: 2
RC[1]


Mellody Hobson, 55
Tenure: 6
PRC, RC*


Phebe Novakovic, 66
Tenure: 4
AC, PRC


Virginia Rometty, 66
Tenure: 4
CGNC, CMDC


Mark Weinberger, 62
Tenure: 1
AC[2]

Mr. Flynn and Mr. Neal have decided to retire from the Board and are not standing for re-election when their terms expire on the eve of this year's Annual Meeting

Committee Legend	
LID	Lead Independent Director
CMDC	Compensation & Management Development Committee
CGNC	Corporate Governance & Nominating Committee
AC	Audit Committee
RC	Risk Committee
PRC	Public Responsibility Committee

*indicates Chair of committee

WE APPOINTED ONE NEW DIRECTOR THROUGH OUR ONGOING RECRUITMENT AND RENEWAL PROCESS



Mark A. Weinberger, 62
Retired Global Chairman and Chief Executive Officer of Ernst & Young LLP ("EY")

Mr. Weinberger's executive experience and skills were among the Board's recruitment priorities as they complement the Board's existing composition and support effective oversight of the Firm's strategy

Career Highlights

EY, a leading global professional services organization providing assurance, consulting, strategy and transactions and tax services

- Global Chairman and Chief Executive Officer (2013–2019)
- Member, Global Executive Board (2008–2019)

U.S. Government, appointments by four presidential administrations

- Member, President's Strategic and Policy Forum (2017)
- Member, President's Infrastructure Task Force (2015–2016)
- Assistant Secretary, U.S. Department of Treasury (Tax Policy) (2001–2002)
- Member, U.S. Social Security Administration Advisory Board (2000)
- Chief Tax and Budget Counsel, U.S. Senate (1991–1994)

Composition of Board Nominees


90%

Independent


50%

Women


20%

Black or African American

WELL-BALANCED TENURES


5
2
3
1-5 years
6-10 years
10+ years

For additional information and endnotes, please see slide 18

The Board is focused on executive succession planning and positioning the Firm for continued future success

EXECUTIVE SUCCESSION PLANNING

- Executive succession planning is a priority for the Board and the Firm's senior leadership, with the objective of having a pipeline of the best executives who lead inclusively for today and the future
- The Board continues to oversee management's development of several Operating Committee ("OC") members who are well-known to shareholders as strong potential candidates to succeed Mr. Dimon. Individual OC members have been provided with opportunities to gain exposure to different parts of the business and to deepen their leadership experience in new and expanded roles such as with the recent senior management changes and new alignments announced in January 2024
- The Board believes that these senior management changes and new alignment will help the Firm better serve its clients as well as further develop the Firm's most senior leaders. Should the need arise in the near term, the Board views Daniel Pinto as a key executive who is immediately ready to fulfill the responsibilities of the CEO

RECENT SELECT CHANGES IN OPERATING COMMITTEE, BOARD DIRECTORS AND FIRM STRUCTURE

	2021	2022	2023[1]	2024
Operating Committee	**New roles and new OC member** • Jenn Piepszak and Marianne Lake became Co-Chief Executive Officers of CCB • Jeremy Barnum became Chief Financial Officer and joined the OC • Sanoke Viswanathan joined the OC **Retirement** • Gordon Smith retired as co-President & co-COO and CEO of CCB	**New roles for OC members** • Daniel Pinto became the Firm's sole President and Chief Operating Officer • Sanoke Viswanathan became Chief Strategy and Growth Officer	**New role for OC member** • Teresa Heitsenrether became Chief Data & Analytics Officer **Retirement** • Carlos Hernandez retired as Executive Chair of Investment & Corporate Banking	**New roles and new OC member** • Jenn Piepszak and Troy Rohrbaugh were named Co-CEOs of the expanded Commercial & Investment Bank (expanded CIB) ○ Doug Petno became Co-CEO of Global Banking • Marianne Lake became sole CEO of CCB • Tim Berry, Global Head of Corporate Responsibility and Chair of the Mid-Atlantic region, joined the OC
Board Directors	**New Lead Independent Director** • Stephen Burke became Lead Independent Director	**New Board member** • Alex Gorsky joined the Board	**New Board member** • Alicia Boler Davis joined the Board	**New Board member** • Mark Weinberger joined the Board **Retirements** • The Board announced the retirements of Tim Flynn and Michael Neal
Firm structure			**Business acquisition** • Completed acquisition of First Republic Bank[2] **Formed new organization** • Formed the Data & Analytics Organization to assist with firmwide adoption of AI	**Business reorganization** • Combined the Corporate and Investment Bank (formerly CIB) and Commercial Bank (formerly CB) into the expanded Commercial and Investment Bank (expanded CIB)

For additional information and endnotes, please see slide 18

Proposal 5 restricts the Board's ability to fulfill its fiduciary duties to shareholders by limiting the exercise of its discretion on the most effective leadership structure

*The Board of Directors recommends that shareholders vote **AGAINST** the independent chair shareholder proposal (Proposal 5)*

CONCERNS WITH PROPOSAL

- The proponent asserts that having an independent board chairman "whenever possible" is best practice, **without providing any empirical evidence** demonstrating a significant relationship between separate Chair and CEO roles and strong company performance. In contrast, the Firm's long-term, strong financial performance and meaningful progress on key initiatives demonstrate that the current structure allows for effective execution on strategic priorities
- Annual evaluation of the Firm's leadership structure is important because **"one-size-does-not-fit-all"** and there is no clear consensus about ideal leadership structures. As evidenced by a market practice study[1] the majority of the 100 largest U.S. public companies listed on the NYSE and Nasdaq have a combined CEO/Chair role, and ~30% of those companies with separate roles do not have an independent chair
- It would **prevent the Board from exercising its discretion** to make the best-informed decision on its leadership structure, which is critical to the Board's ability to fulfill its fiduciary duties. The Board believes its general policy on separating the Chair and CEO roles upon the next CEO transition best serves the Firm and its shareholders
- It is unclear what the proponent intends in **suggesting that the Firm adopt a "Temporary Chairman" – this is not a standard corporate governance practice** and would undermine the authority of the Chair role at JPMorgan Chase

BOARD RESPONSIVENESS TO SHAREHOLDERS' CONCERNS

- The Board considered feedback through extensive shareholder outreach that identified a preference among some shareholders for separate Chair and CEO positions and strong support for the current CEO
- As a result, the Board enhanced our Corporate Governance Principles to provide, upon the next CEO transition, that the Chair and CEO positions will be separate, subject to the Board's determination at the time of transition of the Board leadership structure that best serves the Firm and its shareholders

ROBUST LEAD INDEPENDENT DIRECTOR ROLE

- The Lead Independent Director role at the Firm is robust, focusing on the Board's priorities and processes, and his responsibilities include facilitating independent oversight of management and promoting open dialogue among the independent directors during Board meetings, at executive sessions without the presence of the CEO, and between Board meetings
- Contrary to the claims of this proposal, our Lead Independent Director has meaningful duties and plays an important role in the Board's, and the Firm's, success

OVERWHELMING SUPPORT FOR LEAD INDEPENDENT DIRECTOR

- Shareholders have demonstrated overwhelming support[2] for Mr. Burke, receiving more than 90% of shareholder votes during his tenure


91.6%
92.2%
91.3%
2021
2022
2023

For additional information and endnotes, please see slide 19

The Firm supports fundamental principles of human rights across all our lines of business and in each region of the world we operate

*The Board of Directors recommends that shareholders vote **AGAINST** the Indigenous Peoples' rights indicators and report on due diligence in conflict-affected and high-risk areas shareholder proposals (Proposals 7 and 9)*

The proposals have failed to provide any credible evidence of the ineffectiveness of our current policies and practices that already address the concerns raised by the proponents

PROPOSAL 7 — INDIGENOUS PEOPLES' RIGHTS INDICATORS

The proponent inaccurately describes the Firm's financing activities and cites a number of allegations against companies and projects, with references to subjective determinations by sources that are not necessarily aligned with or knowledgeable about our shareholders' long-term financial interests

- When material risk and impacts are identified with regards to Indigenous Peoples, our policies require due diligence to be undertaken to review and confirm how the projects and transactions demonstrate effective stakeholder engagement with affected communities, workers and, where relevant, Indigenous Peoples
- Further, the Firm may engage directly with client companies to better understand their commitments, capacities and track records pertaining to Indigenous Peoples
- If significant issues are not resolved, including, specifically, issues pertaining to Indigenous Peoples, transactions may be escalated, when warranted, to a committee of the senior leaders of the Firm

PROPOSAL 9 – REPORT ON DUE DILIGENCE IN CAHRA

The proposal makes broad, unsubstantiated allegations that the Firm has operations and relationships that are implicated in violations of international humanitarian and human rights law and cites a number of subjective determinations by sources that are not necessarily aligned with shareholders' long-term financial interests

- When material risk and impacts related to human rights are identified or due diligence indicates unresolved questions about the existence of such practices, the Firm may engage directly with clients or prospective clients to better understand their commitment, capacity and track records
- Engagements may focus on the material topics around environmental and social risk and impacts, including those operating, or otherwise affected by the client's activities
- If significant issues are not resolved, transactions may be escalated, when warranted, to a committee of the senior leaders of the Firm

HUMAN RIGHTS CONSIDERATIONS ARE EMBEDDED IN THE FIRM'S RISK MANAGEMENT PROCESS

- Part of the Firm's risk management process includes assessing our clients' approaches to, and performance on, E&S matters, including those related to human rights, where appropriate. We have Firmwide policies and standards, including an escalation and due diligence process conducted by E&S subject matter experts when a new or existing client's transaction is considered to have material risks
- Where relevant, we consider a range of internationally recognized principles to inform the Firm's approach in managing certain E&S risks, including the International Finance Corporation's E&S Performance Standards, which address the treatment of Indigenous Peoples and includes the principle of Free, Prior and Informed Consent

The Board of Directors recommends voting FOR proposal 4 and AGAINST proposals 6, 8 and 11

The Board of Directors recommends that shareholders vote FOR proposal 4

PROPOSAL 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

- The members of the Audit Committee and the Board believe that continued retention of our auditor as the Firm's independent external auditor is in the best interests of JPMorgan Chase and its shareholders

The Board of Directors recommends that shareholders vote AGAINST proposals 6, 8 and 11

PROPOSAL 6: HUMANITARIAN RISKS DUE TO CLIMATE CHANGE POLICIES

- At its core, the proposal focuses on one particular view of climate change, and offers no evidence to support its contention that our commitments relating to climate and development finance are incompatible with each other
- We do not agree with the implied premise that progress on business-driven climate objectives hinders progress on sustainable development, or vice versa
- The Firm's objectives across our sustainable development activities and climate are complementary

PROPOSAL 8: PROXY VOTING ALIGNMENT

- J.P. Morgan Asset Management Inc. ("JPMAM"), as a fiduciary to its clients, is committed to voting proxies solely in the best long-term interests of its clients, without its decision being constrained or dictated by its membership in organizations or pursuing other social initiatives or objectives
- JPMAM already provides, and continues to enhance, detailed reporting through various channels to its clients concerning its stewardship activities, including engagement and proxy voting

PROPOSAL 11: REPORT ON RESPECTING WORKFORCE CIVIL LIBERTIES

- There is no evidence of discrimination based on religion or political views. Producing the requested report would divert resources from the meaningful work the Firm is already doing to create a more diverse and inclusive business and would provide no additional information to shareholders
- We believe that having an inclusive workforce, and a supportive and inclusive work environment where individuals from all backgrounds and geographies feel valued and respected, and creating more equitable access to opportunities in our business pursuits, makes our company stronger, our business more profitable and our institution a better global corporate citizen

Agenda

Annual Meeting overview

The Annual Meeting will be held in a virtual meeting format only; there will be no physical location for shareholders to attend

Logistics

- Date: Tuesday, May 21, 2024
- Time: 10:00 a.m. Eastern Time
- Virtual meeting site: www.virtualshareholdermeeting.com/JPM2024

Access

- To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/JPM2024 and enter the 16-digit control number included on your proxy card, voting instruction form or notice you previously received

Questions

- Shareholders may submit questions either before the meeting, from May 6 to May 17, 2024, or during a portion of the meeting
- If you wish to submit a question before the meeting, you may log into www.proxyvote.com using your 16-digit control number and follow the instructions to submit a question
- Alternatively, if you wish to submit a question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/JPM2024 using the 16-digit control number and follow the instructions to submit a question
- Questions pertinent to meeting matters will be answered during the meeting, subject to time limitations

Agenda

Notes

NOTES ON NON-GAAP FINANCIAL MEASURES

1. TCE, ROTCE and Pre-tax income ex. LLR are each non-GAAP financial measures. TCE represents the Firm's common stockholders' equity (i.e., total stockholders' equity less preferred stock) less goodwill and identifiable intangible assets (other than mortgage servicing rights), net of related deferred tax liabilities. ROTCE measures the Firm's net income applicable to common equity as a percentage of average TCE. Pre-tax income ex. LLR represents income on a managed basis before income tax expense (pre-tax income) excluding the change in loan loss reserves. This reflects the exclusion of the portion of the provision for credit losses attributable to the change in allowance for credit losses. TCE and ROTCE are utilized by the Firm, as well as investors and analysts, in assessing the Firm's use of equity. Pre-tax income ex. LLR is utilized by the Firm to assess the Firm's operating performance and management believes this information helps investors understand the effect on reported results and provides an alternate presentation of the Firm's performance. The following tables provide reconciliations and calculations of these measures for the periods presented
2. In addition to analyzing the Firm's results on a reported basis, management reviews Firmwide results on a "managed" basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a "managed" basis. The Firm's definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the reportable business segments) on a fully taxable-equivalent basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue from year-to-year arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business

NON-GAAP RECONCILIATIONS

Average TCE, ROE, ROTCE

(in millions, except per share and ratio data)	Average for the year ended December 31, 2014	2015	2016	2017	2018	2019	2020	2021	2022	**2023**
Common stockholders' equity	$ 207,400	$ 215,690	$ 224,631	$ 230,350	$ 229,222	$ 232,907	$ 236,865	$ 250,968	$ 253,068	**$ 282,056**
Less: Goodwill	48,029	47,445	47,310	47,317	47,491	47,620	47,820	49,584	50,952	**52,258**
Less: Other intangible assets	1,378	1,092	922	832	807	789	781	876	1,112	**2,572**
Add: Certain deferred tax liabilities(a)	2,950	2,964	3,212	3,116	2,231	2,328	2,399	2,474	2,505	**2,883**
Tangible common equity	$ 160,943	$170,117	$179,611	$185,317	$183,155	$186,826	$190,663	$ 202,982	$ 203,509	**230,109**
Net income applicable to common equity	$ 20,620	$ 22,927	$ 23,086	$ 22,778	$ 30,923	$ 34,844	$ 27,548	$ 46,734	$ 36,081	**48,051**
Return on common equity(b)	10 %	11 %	10 %	10 %	13 %	15 %	12 %	19 %	14 %	**17 %**
Return on tangible common equity(c)	13	13	13	12	17	19	14	23	18	**21**

(a) Represents deferred tax liabilities related to tax-deductible goodwill and to identifiable intangibles created in nontaxable transactions, which are netted against goodwill and other intangibles when calculating TCE
(b) Represents net income applicable to common equity / average common stockholders' equity
(c) Represents net income applicable to common equity / average TCE

Managed basis Total net revenue

(in millions)	For the year ended December 31, 2023
Reported Total net revenue	$ 158,104
Fully taxable-equivalent adjustment(a)	4,262
Managed basis Total net revenue	$ 162,366

(a) Predominantly recognized in Corporate & Investment Bank, Commercial Banking and Corporate.

Pre-tax income ex. LLR

For the year ended December 31,	Firmwide					CCB	CB
(in billions)	2019	2020	2021	2022	2023	2023	2023
Reported pre-tax income	$ 44.9	$ 35.8	$ 59.6	$46.2	$61.6		
Fully taxable-equivalent adjustment	2.7	3.0	3.7	3.6	4.3		
Managed basis pre-tax income	47.6	38.8	63.2	49.7	65.9	$ 28.4	$ 8.2
Change in loan loss reserves	-	12.2	(12.1)	3.5	3.1	1.6	1.7
Pre-tax income ex. LLR	$ 47.6	$ 51.0	$ 51.1	$ 53.3	$ 69.0	$ 30.0	$ 9.9

Additional information and footnotes on slides

Slide 3: "We execute a robust, ongoing shareholder engagement program to gather valuable feedback to share with senior management and our Board"

1. Percentage represents institutional holders and registered holders. Common stock outstanding based on most recent data available (surveilled or reported) as of April 1, 2024
2. Common stock outstanding based on most recent data available (surveilled or reported) as of November 20, 2023

Slide 5: "For 2023 pay decisions, the CMDC considered the Firm's record results, successful acquisition of First Republic Bank[1] and growth across our lines of business"

1. On May 1, 2023, JPMorgan Chase acquired certain assets and assumed certain liabilities of First Republic Bank
2. Managed Revenue, Managed Pre-Tax Income, ROTCE and Pre-Tax Income (ex. LLR) are each non-GAAP financial measures; refer to Note 1 and 2 on Slide 17 for a further discussion of these measures
3. Annual compensation comprises base salary, cash bonus paid and long-term incentive compensation (target value) in connection with the performance year, which may be different from amounts reported in the Summary Compensation Table. Refer to Note 1 on page 55 of the *2024 Proxy Statement* for further information. The percentage of profits paid is equal to three-year average annual CEO compensation divided by three-year average net income. Excludes all special awards
4. The Basel III common equity Tier 1 ("CET1") ratio is used by management, bank regulators, investors and analysts to assess and monitor the Firm's capital position. Refer to Capital Risk Management on pages 91-101 of the 2023 Form 10-K for additional information on this measure

Slide 6: "The Firm experienced growth across all of our market-leading lines of business, achieved record financial results, and maintained a fortress balance sheet"

1. The Firm reviews the results of the Firm and the lines of business on a managed basis. Managed Revenue and Pre-Tax Income (ex. LLR) are non-GAAP financial metrics; refer to Note 1 and 2 on Slide 17 for a further discussion of these measures
2. CIB Year-over-year changes for Revenue, Pre-Tax Income and Net Income that are <=5% are considered relatively flat
3. Federal Deposit Insurance Corporation (FDIC) 2023 Summary of Deposits survey per S&P Global Market Intelligence. Applies a $1 billion deposit cap to Chase and industry branches for market share. Includes all commercial banks, savings banks, and savings institutions as defined by the FDIC
4. Coalition Greenwich FY23 Competitor Analytics (preliminary). Market share is based on JPMorgan Chase's internal business structure and revenue. Ranks are based on Coalition Index Banks for Markets
5. Dealogic as of January 2, 2024, excludes the impact of UBS/CS merger prior to the year of the acquisition (2023)
6. CB recognition from Home Mortgage Disclosure Act Data as of FY2023
7. Rankings amongst scaled ($1 trillion+ Assets Under Supervision) publicly traded asset & wealth management competitors

Slide 7: "Our Long-Term Incentive Plan is designed to strengthen the alignment of employees' long-term economic interests with those of shareholders"

1. Burn Rate reflects the number of shares (including RSUs, PSUs and SARs) granted to employees and directors in a calendar year divided by the weighted average diluted shares outstanding
2. Total Potential Dilution reflects the number of employee and director shares outstanding (including RSUs, PSUs and SARs) plus the shares remaining under the applicable Long-Term Incentive Plan divided by the number of common shares outstanding at year end
3. Compensation Expense Ratio reflects Compensation & Benefits expenses divided by total net revenue for each company. *Source:* Form 10-K filings

Slide 9: "Board nominees bring leadership experience, skills and diversity aligned with the Firm's business and strategy with a well-balanced mix of tenure"

1. If elected, Mr. Gorsky will serve on the Audit and Public Responsibility Committees, concluding his service on the Risk Committee
2. If elected, Mr. Weinberger will serve as the Chair of the Audit Committee

Slide 10: "The Board is focused on executive succession planning and positioning the Firm for continued future success"

1. James S. Crown, a member of the Board of Directors of JPMorgan Chase & Co. since 2004, passed away on June 25, 2023
2. On May 1, 2023, JPMorgan Chase acquired certain assets and assumed certain liabilities of First Republic Bank

Additional information and footnotes on slides

Slide 11: "Proposal 5 restricts the Board's ability to fulfill its fiduciary duties to shareholders by limiting the exercise of its discretion on the most effective leadership structure"

1. Shearman & Sterling's 2023 Corporate Governance & Executive Compensation Survey states that, of the 100 largest U.S. public companies listed on the NYSE and Nasdaq, 54 have a combined CEO/Chair role, and at the 46 companies where the chair and CEO positions are separated, 14 chairs were not independent
2. Represents percentage of shares that voted FOR the proposal out of the total shares that were voted

Forward-looking statements

This Proxy Supplemental Presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipate,” “target,” “expect,” “estimate,” “intend,” “plan,” “goal,” “believe” or other words of similar meaning. Forward-looking statements provide JPMorgan Chase & Co.’s (“JPMorgan Chase” or the “Firm”) current expectations or forecasts of future events, circumstances, results or aspirations. All forward-looking statements are, by their nature, subject to risks and uncertainties, many of which are beyond the Firm’s control. JPMorgan Chase’s actual future results may differ materially from those set forth in its forward-looking statements. Certain of such risks and uncertainties are described in JPMorgan Chase’s Annual Report on Form 10-K for the year ended December 31, 2023 ("2023 Form 10-K"). Any forward-looking statements made by or on behalf of the Firm speak only as of the date they are made, and JPMorgan Chase does not undertake to update the forward-looking statements included in this Proxy Supplemental Presentation to reflect the impact of circumstances or events that may arise after the date the forward-looking statements were made.

This document is only a summary of certain information in JPMorgan Chase & Co.’s 2024 Proxy Statement, and shareholders should read the Proxy Statement in its entirety before voting their shares.

No reports, documents or websites that are cited or referred to in this proxy supplement shall be deemed to form part of, or to be incorporated by reference into, this proxy supplement.